Exhibit 99.1

Behringer Harvard and CT Realty Investors Acquire

Industrial Project in Southern California

Interchange Business Center Acquired Through
Third Joint Venture In As Many Months

DALLAS, November 24, 2010 — Behringer Harvard announced today its acquisition of the Interchange Business Center, a high-quality industrial development comprising four buildings totaling more than 800,000 square feet of warehouse/distribution space. The property is situated on a 41-acre site in San Bernardino, California which is part of the Inland Empire industrial market in the eastern portion of greater Los Angeles.

Behringer Harvard made this investment through its third joint venture with CT Realty Investors, a real estate investment and development firm based in Aliso Viejo, California. These partners’ joint investments now comprise more than 2.4 million square feet of high-quality industrial space.

Earlier this year, Behringer Harvard and CT Realty Investors acquired the Archibald Business Center in Ontario, California, and in conjuction with two other partners, acquired the El Cajon Distribution Center, which is also located in San Bernardino, and is being renamed the Inland Empire Distribution Center. The Archibald Business Center is a high-quality corporate headquarters and industrial warehouse facility comprising approximately 231,000 square feet, and the Inland Empire Distribution Center is a two-building, cross-dock warehouse and distribution facility comprising 1.4 million square feet.

“Interchange Business Center provided us with an attractive opportunity to capitalize on current market stress by acquiring Class A industrial space in a recovering market at a significant discount to replacement cost,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc. “With its strong Inland Empire location and superior quality of construction, we believe this property offers strong upside potential.”

Mr. Carter Ewing, Executive Vice President of CT Realty Investors, added, “This acquisition complements our growing portfolio of Inland Empire industrial properties and speaks to our ability to source compelling off-market opportunities.”

Constructed in 2007, approximately 29% of the property is now occupied by two logistics and warehousing tenants. The site provides direct access to the I-215 and newly completed I-210 freeways, which lead directly to the I-15, I-10 and State Route 60 freeways—all major transportation routes serving Southern California and the Western United States.

Interchange Business Center is strategically located in San Bernardino County, which is part of the broader Inland Empire, the trade gateway of Southern California. The property is approximately six miles north of the BNSF Intermodal Facility that transports warehouse goods to and from the ports of Long Beach and Los Angeles.

In comparison with Los Angeles, the Inland Empire offers an ample supply of cost-effective industrial space, reduced congestion and lower costs for living and doing business. These are among the reasons that much of the cargo entering through Southern California’s seaports and airports is processed in the Inland Empire. The region’s strategic location and trade-related infrastructure has positioned it to benefit from potential increases in imports and exports as the national economy recovers.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

About CT Realty Investors

Since its establishment in 1994, CT Realty Investors has completed more than 200 transactions with value in excess of $2.5 billion through a series of 10 independent discretionary private equity real estate funds, and continues to invest in institutional quality industrial properties, debt instruments, multifamily properties and other income-producing assets. The focus of CT Realty’s investment activities is to acquire well-located assets with the potential to enhance their value through a solid, hands-on management approach. For further information, contact Carter Ewing at 949.330.5777 or visit www.ctrinvestors.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600

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